Exhibit (d)(3)

Grant #«NUM»

AGILE SOFTWARE CORPORATION

NOTICE OF GRANT OF STOCK OPTION

2005 Stock Option Exchange –U.S. Optionees

Notice is hereby given of the following option grant (the “Option”) to purchase shares of the Common Stock of Agile Software Corporation (the “Company”):

Optionee: «FIRST_NAME» «LAST_NAME»

Grant Date: «OPTION_DATE»

Exercise Price: $0.001 per share

Number of Option Shares: «SHARES_GRANTED» shares

Expiration Date: November 30, 2005

Type of Option: Non-Statutory Stock Option

Plan Pursuant to Which Option is Granted: «OPTION PLAN» (the “Plan”)

Date Exercisable: The Option is exercisable upon grant until the Expiration Date.

Vesting Schedule: The Option Shares shall initially be unvested and subject to reacquisition by the Company for no consideration upon Optionee’s cessation of Service prior to vesting in such shares. Such reacquisition right shall lapse with respect to the Option Shares according to the following vesting schedule, provided the Optionee continues in Service on such date:

Number of Shares[1]	Vesting Date
«X» shares	December 1, 2005
«Y» shares	September 1, 2006
«Z» shares	June 1, 2007

Optionee understands and agrees that the Option is granted subject to and in accordance with the terms of the Notice of Exercise & Restricted Stock Purchase Agreement attached hereto as Exhibit A, the

[1]	Numbers indicated are prior to deduction of shares for taxes. On each Vesting Date, in connection with the lapse of the reacquisition right, the Company shall be entitled automatically to withhold a number of Option Shares with a fair market value equal to the tax withholding obligations arising in connection with the vesting event.

Stock Option Agreement (a copy of which may be viewed on the Agile Portal ([LINK])) and the Plan (a copy of which may be viewed on the Agile Portal ([LINK])).

REACQUISITION RIGHTS. OPTIONEE HEREBY AGREES THAT ALL OPTION SHARES ACQUIRED UPON THE EXERCISE OF THE OPTION SHALL BE SUBJECT TO CERTAIN REACQUISITION RIGHTS EXERCISABLE BY THE CORPORATION AND ITS ASSIGNS. THE TERMS OF SUCH RIGHTS ARE SPECIFIED IN THE ATTACHED NOTICE OF EXERCISE & RESTRICTED STOCK PURCHASE AGREEMENT.

No Employment or Service Contract. Nothing in this Notice or in the Plan shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee’s Service at any time for any reason, with or without cause.

Definitions. All capitalized terms not defined in this Notice or in the attached Stock Option Agreement shall have the meaning assigned to them in the Plan.

AGILE SOFTWARE CORPORATION

By:
Authorized Signatory

The Option Grant is hereby accepted on the terms and conditions set forth in this Notice of Grant, the Notice of Exercise & Restricted Stock Purchase Agreement, the Stock Option Agreement and the Plan.

OPTIONEE

«FIRST_NAME» «LAST_NAME»

Optionee ID: «ID»
«ADDRESS_LINE_1»
«ADDRESS_LINE_2»
«ADDRESS_LINE_3»
«CITY», «STATE» «ZIP_CODE»
«COUNTRY»

ATTACHMENTS

Exhibit A – Notice of Exercise & Restricted Stock Purchase Agreement

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EXHIBIT A

AGILE SOFTWARE CORPORATION

NOTICE OF EXERCISE & RESTRICTED STOCK PURCHASE AGREEMENT

1. Notice of Exercise. The undersigned (the “Optionee”) hereby notifies Agile Software Company, a Delaware corporation (“Agile” or the “Company”) that he/she elects to purchase                                  shares of the Company’s Common Stock (the “Purchased Shares”) at a purchase price of $0.001 per share and an aggregate purchase price of $             (the “Aggregate Purchase Price”) pursuant to that certain stock option (the “Option”) granted to Optionee on «OPTION_DATE». By exercising the Option, the Optionee is agreeing to the terms set forth below. All capitalized terms not defined in this Notice of Exercise & Restricted Stock Purchase Agreement (the “Purchase Agreement”) shall have the meaning assigned to them in the Plan, the attached Notice of Grant or the attached Stock Option Agreement.

2. Payment. Concurrently with the delivery of this Purchase Agreement to the Company, Optionee shall pay the Aggregate Exercise Price in cash or via check accordance with the provisions of the Option Agreement together with a duly-executed blank Assignment Separate from Certificate (in the form attached hereto as Exhibit I) and, if Optionee is married, a Spousal Acknowledgment (in the form attached hereto as Exhibit II) with respect to the Purchased Shares.

3. Stockholder Rights. Until such time as the Company exercises the Reacquisition Right, Optionee (or any successor in interest) shall have all the rights of a stockholder (including voting and dividend rights) with respect to the Purchased Shares subject, however, to the Reacquisition Right.

4. Reacquisition Right.

(a) The Company is hereby granted the right (the “Reacquisition Right”) to reacquire for no consideration all of the Purchased Shares in which Optionee is not, at the time of his or her cessation of Service, vested in accordance with the Vesting Schedule specified in the Notice of Grant or the special acceleration provisions of Paragraph 9 of this Purchase Agreement (such unvested shares to be hereinafter referred to as the “Unvested Shares”).

(b) The Reacquisition Right shall automatically be exercised effective upon Optionee’s cessation of Service as to all Purchased Shares that are at such date Unvested Shares. The Company is not required to provide any notice of exercise to Optionee with respect to the Company’s exercise of the Reacquisition Right.

(c) The Reacquisition Right shall terminate and cease to be exercisable with respect to any and all Purchased Shares in which Optionee vests in accordance with the Vesting Schedule or in accordance with Paragraph 9 hereof.

(d) The Company may assign the Reacquisition Right to any person or entity selected by the Board, whether in connection with a Corporate Transaction or otherwise.

5. Tax Withholding. Optionee acknowledges that the Company has tax withholding obligations at each vesting date based upon the difference between the purchase price of the shares then vesting and the fair market value of such shares on the vesting date. Optionee agrees that the Company may withhold a sufficient number of Purchased Shares to cover all tax withholding obligations, with the withheld shares to be valued at the fair market value on the vesting date.

6. Tax Withholding. Optionee acknowledges that the Company has tax withholding obligations at each vesting date based upon the difference between the purchase price of the shares then vesting and the fair market value of such shares on the vesting date. Optionee agrees that the Company may withhold a sufficient number of Purchased Shares to cover all tax withholding obligations, with the withheld shares to be valued at the fair market value on the vesting date.

7. Escrow. Optionee agrees that all Unvested Shares shall be held in escrow until the Company’s Reacquisition Right lapses. At each vesting event, the shares then vested, net of the shares withheld to satisfy tax withholding obligations as provided in Section 6, shall be released from escrow and made available for sale by Optionee.

8. Recapitalization. Any new, substituted or additional securities or other property (including cash paid other than as a regular cash dividend) which is by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the Company’s outstanding Common Stock as a class without the Company’s receipt of consideration (“Recapitalization”) distributed with respect to the Purchased Shares shall be immediately subject to the Reacquisition Right, but only to the extent the Purchased Shares are at the time covered by such right. Appropriate adjustments to reflect such distribution shall be made to the number and/or class of Purchased Shares subject to this Purchase Agreement and to the price per share to be paid upon the exercise of the Reacquisition Right in order to reflect the effect of any such Recapitalization upon the Company’s capital structure; provided, however, that the aggregate purchase price shall remain the same.

9. Effect of Corporate Transactions.

(a) In the event of any Corporate Transaction, the Unvested Shares at the time subject to the Reacquisition Right shall vest to the extent provided in the Plan. Notwithstanding the foregoing, if this Purchase Agreement is assumed in connection with a Corporate Transaction and Optionee’s Service ceases as a result of an Involuntary Termination (as defined below) within eighteen (18) months following such Corporate Transaction, then the Optionee shall be credited with an additional eighteen (18) months of Service (or such lesser number of months necessary to cause all of the Option Shares to become vested) for purposes of calculating the number of vested shares. The term “Involuntary Termination” shall mean the termination of Optionee’s Service by reason of: (i) Optionee’s involuntary dismissal or discharge by the Company (or a Parent or Subsidiary employing Optionee) for reasons other than Misconduct; or (ii) Optionee’s voluntary resignation following (1) a reduction in Optionee’s level of base salary by more than fifteen percent, (15%) (2) a reduction in the Optionee’s level of participation in any corporate-performance based bonus or incentive programs (not including sales compensation or sales incentive programs) by more than fifteen percent (15%) or (3) a relocation of Optionee’s place of employment by more than fifty (50) miles, provided and only if such reduction or relocation is effected by the Company without Optionee’s consent.

(b) To the extent the Reacquisition Right remains in effect following a Corporate Transaction, such right shall apply to any new securities or other property (including any cash payments) received in exchange for the Unvested Shares in consummation of the Corporate Transaction. The new securities or other property (including any cash payments) issued or distributed with respect to the Unvested Shares in consummation of the Corporate Transaction shall be immediately deposited in escrow with the Company (or the successor entity) and shall not be released from escrow until Optionee vests in such securities or other property in accordance with the Vesting Schedule or paragraph (a) above, if applicable.

(c) This Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

10. Restriction on Transfer. Except for any transfer of title to the Purchased Shares effected pursuant to Optionee’s will or the laws of intestate succession following Optionee’s death (“Permitted Transfer”), Optionee shall not transfer, assign, encumber or otherwise dispose of any of the Purchased Shares which are subject to the Reacquisition Right.

11. Transferee Obligations. Each person (other than the Company) to whom the Purchased Shares are transferred by means of a Permitted Transfer must, as a condition precedent to the validity of such transfer, acknowledge in writing to the Company that such person is bound by the provisions of this Purchase Agreement and that the transferred shares are subject to the Reacquisition Right to the same extent such shares would be so subject if retained by Optionee.

12. No Employment or Service Contract. Nothing in this Purchase Agreement or in the Plan shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee’s Service at any time for any reason, with or without cause.

13. Notices. Any notice required to be given under this Purchase Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, registered or certified, postage prepaid and properly addressed to the party entitled to such notice at the address indicated below such party’s signature line on this Purchase Agreement or at such other address as such party may designate by ten (10) days advance written notice under this paragraph to all other parties to this Purchase Agreement.

14. No Waiver. The failure of the Company in any instance to exercise the Reacquisition Right shall not constitute a waiver of any other repurchase rights that may subsequently arise under the provisions of this Purchase Agreement or any other agreement between the Company and Optionee or Optionee’s spouse. No waiver of any breach or condition of this Purchase Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

15. Optionee Undertaking. Optionee hereby agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either Optionee or the Purchased Shares pursuant to the provisions of this Purchase Agreement.

16. Agreement is Entire Contract. The Notice of Grant, this Purchase Agreement, the Stock Option Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. This Agreement is made pursuant to the provisions of the Plan and shall in all respects be construed in conformity with the terms of the Plan.

17. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without resort to that State’s conflict-of-laws rules.

18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

19. Successors and Assigns. The provisions of this Purchase Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon Optionee, Optionee’s assigns and the legal representatives, heirs and legatees of Optionee’s estate, whether or not any such person shall have become a party to this Purchase Agreement and have agreed in writing to join herein and be bound by the terms hereof.

20. Power of Attorney. By execution and delivery of the Spousal Acknowledgment in the form Attached as Exhibit II, Optionee’s spouse hereby appoints Optionee his or her true and lawful attorney in fact, for him or her and in his or her name, place and stead, and for his or her use and benefit, to agree to any amendment or modification of this Purchase Agreement and to execute such further instruments and take such further actions as may reasonably be necessary to carry out the intent of this Purchase Agreement. Optionee’s spouse further gives and grants unto Optionee as his or her attorney in fact full power and authority to do and perform every act necessary and proper to be done in the exercise of any of the foregoing powers as fully as he or she might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that Optionee shall lawfully do and cause to be done by virtue of this power of attorney.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the undersigned have signed this Purchase Agreement as of the dates indicated below.

OPTIONEE

Print name in exact manner it is to appear on the stock certificate

Signature

Date:

Address:

Social Security/Tax Payer ID Number

AGILE SOFTWARE CORPORATION

By:

Authorized Signatory

Date:

To be complete, this Purchase Agreement must be accompanied by a signed Assignment

Separate from Certificate (Exhibit I) and, if Optionee is married, by a Spousal

Acknowledgment

Return form to Stock Administration via

U.S. Mail or fax to 408.284.3620

EXHIBIT I

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto Agile Software Company (the “Company”),                                                                                            (                        ) shares of the Common Stock of the Company standing in his or her name on the books of the Company represented by Certificate No.                         , and does hereby irrevocably constitute and appoint                                                   Attorney-in-Fact to transfer the said stock on the books of the Company with full power of substitution in the premises.

Dated:

Print name in exact manner it appears on the stock certificate

Signature

Instruction: Please do not fill in any blanks other than the signature line. Please sign exactly as you would like your name to appear on the issued stock certificate. The purpose of this assignment is to enable the Company to exercise the Reacquisition Right without requiring additional signatures on the part of Optionee.

EXHIBIT II

SPOUSAL ACKNOWLEDGMENT

The undersigned spouse of Optionee has read and hereby approves the foregoing Purchase Agreement. In consideration of the Company’s granting Optionee the right to acquire the Purchased Shares in accordance with the terms of such Agreement, the undersigned hereby agrees to be irrevocably bound by all the terms of such Agreement, including (without limitation) the right of the Company (or its assigns) to purchase any Purchased Shares in which Optionee is not vested and the right of the Company (or its assigns) to purchase any and all interest or right the undersigned may otherwise have in the Purchased Shares pursuant to community property laws or other marital property rights.

PRINT NAME OF OPTIONEE’S SPOUSE

SIGNATURE OF OPTIONEE’S SPOUSE

DATE

AGILE SOFTWARE CORPORATION

NONSTATUTORY STOCK OPTION AGREEMENT

2005 Option Exchange Grants—U.S. Optionees

RECITALS

A. The Board has adopted the 1995 Stock Option Plan (the “1995 Plan”) and the 2000 Nonstatutory Stock Plan (the “2000 Plan”) for the purpose of retaining the services of selected Employees and Consultants who provide services to the Company (or any Parent or Subsidiary). This Agreement is subject to the additional terms of the Plan pursuant to which the Option was granted as indicated on the Notice of Grant, and the term “Plan” as used in this Agreement shall be a reference to such plan. Copies of the 1995 Plan and 2000 Plan may be viewed at [INSERT LINK].

B. Optionee is to render valuable services to the Company (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Company’s grant of an option to Optionee.

C. All capitalized terms not defined in this Agreement or the attached Notice shall have the meaning assigned to them in the Plan.

NOW, THEREFORE, it is hereby agreed as follows:

1. Grant of Option. The Company hereby grants to Optionee, as of the Grant Date, an option to purchase up to the number of Option Shares specified in the Notice of Grant. The Option Shares shall be purchasable from time to time during the option term specified in Section 2 at the Exercise Price.

2. Option Term. This option shall expire on the Expiration Date set forth in the Notice of Grant unless sooner terminated in accordance with Sections 5, 6 or 15.

3. Limited Transferability. This option shall be neither transferable nor assignable by Optionee other than by will or by the laws of descent and distribution and may be exercised, during Optionee’s lifetime, only by Optionee or the Optionee’s guardian or legal representative.

4. Exercisability. This option is immediately exercisable as to all of the Option Shares, and will remain exercisable until the Expiration Date or sooner termination under Sections 5, 6 or 15.

5. Cessation of Service. In the event that, prior to the Expiration Date, Optionee cease to remain in Service for any reason, this option shall terminate effective as of the close of business on the last day in which the Optionee is in Service.

6. Effect of Corporate Transactions.

(a) In the event of any Corporate Transaction, the Option Shares at the time subject to this option shall vest to the extent provided in the Plan. Notwithstanding the foregoing, if this option is assumed in connection with a Corporate Transaction and Optionee’s Service ceases as a result of an Involuntary Termination (as defined below) within eighteen (18) months following such Corporate Transaction, then the Optionee shall be credited with an additional eighteen (18) months of Service (or such lesser number of months necessary to cause all of the Option Shares to become vested) for purposes of calculating the number of vested Option Shares. Further, notwithstanding anything stated in Section 5 to the contrary, this Option shall remain exercisable until the earlier of: (i) the Expiration Date, or (ii) the expiration of the one (1)-year period measured from the date of the Involuntary Termination. The term “Involuntary Termination” shall mean the termination of Optionee’s Service by reason of: (i) Optionee’s involuntary dismissal or discharge by the Company (or a Parent or Subsidiary employing Optionee) for reasons other than Misconduct; or (ii) Optionee’s voluntary resignation following (1) a reduction in Optionee’s level of base salary by more than fifteen percent, (15%) (2) a reduction in the Optionee’s level of participation in any corporate-performance based bonus or incentive programs (not including sales compensation or sales incentive programs) by more than fifteen percent (15%) or (3) a relocation of Optionee’s place of employment by more than fifty (50) miles, provided and only if such reduction or relocation is effected by the Company without Optionee’s consent.

(b) This Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

7. Adjustment in Option Shares. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, appropriate adjustments shall be made to (i) the total number and/or class of securities subject to this option and (ii) the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

8. Rights as a Stockholder, Employee, or Consultant. The holder of this option shall not have any Stockholder rights with respect to the Option Shares until such person shall have exercised the option, paid the Exercise Price and become a holder of record of the purchased shares. Further, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 7. If the Optionee is an Employee, the Optionee understands and acknowledges that, except as otherwise provided in a separate, written employment agreement between the Company (or Parent or Subsidiary) and the Optionee, the Optionee’s employment is “at will” and is for no specified term. Nothing in this Agreement shall confer upon the Optionee any right to continue in the Service of the Company (or Parent or Subsidiary) or interfere in any way with any right of the Company (or Parent or Subsidiary) to terminate the Optionee’s Service as an Employee or Consultant, as the case may be, at any time.

9. Manner of Exercising Option. In order to exercise this option with respect to all or any part of the Option Shares for which this option is at the time exercisable, Optionee must execute and deliver the Notice of Exercise & Restricted Stock Purchase Agreement attached as Exhibit A to the Notice of Grant (the “Purchase Agreement”) (and any other documents required by such agreement), and must pay the applicable exercise price in cash or check made payable to the Company. As soon as practical after the Exercise Date, the Company shall issue to or on behalf of Optionee (or any other person or persons exercising this option) a certificate for the purchased Option Shares, with the appropriate legends affixed thereto.

10. Successors and Assigns. Except to the extent otherwise provided in Sections 3 and 6, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and Optionee, Optionee’s assigns and the legal representatives, heirs and legatees of Optionee’s estate.

11. Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated on the Notice of Grant or such other address as the Optionee may subsequently have

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provided to the Company. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

12. Construction. This Agreement and the option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in this option.

13. Integrated Agreement. The Notice of Grant, this Agreement, the Purchase Agreement and the Plan constitute the entire understanding and agreement between the Optionee and the Company with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations, or warranties among the Optionee and the Company with respect to such subject matter other than those as set forth or provided for herein or therein. To the extent contemplated herein or therein, the provisions of the Notice of Grant and the Agreement shall survive any exercise of this option and shall remain in full force and effect.

14. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State’s conflict-of-laws rules.

15. Termination or Amendment. The Board may terminate or amend or this option at any time; provided, however, that except as provided in Section 6 in connection with a Corporate Transaction, no such termination or amendment may adversely affect this option or any unexercised portion hereof without the consent of the Optionee unless such termination or amendment is necessary to comply with any applicable law or government regulation or is required to enable this option, if designated an Incentive Option in the Notice of Grant, to qualify as an Incentive Option. No amendment or addition to this Agreement shall be effective unless in writing.

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